                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF DEX MEDIA, INC.

Dex Media, Inc., a Delaware corporation, wholly-owns Dex Media East, Inc., a Delaware corporation, and Dex Media West, Inc., a Delaware corporation.

Dex Media East, Inc., a Delaware corporation, wholly-owns Dex Media East LLC, a Delaware limited liability company. Dex Media East LLC, a Delaware limited liability company, wholly-owns Dex Media East Finance Co., a Delaware corporation, and Dex Media International, Inc., a Delaware corporation.

Dex Media West, Inc., a Delaware corporation, wholly-owns Dex Media West LLC, a Delaware limited liability company. Dex Media West LLC, a Delaware limited liability company, wholly-owns Dex Media West Finance Co., a Delaware corporation.